Exhibit 5.1

August 21, 2012

Securities & Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Securities and Exchange Commission Examiner:

We are acting as counsel for Renegade Ventures, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-11 (the “Registration Statement”), as to which this opinion is a part, filed with the Securities and Exchange Commission (the “Commission”) on August 21, 2012 for the registration by certain selling shareholders and the Company of 20,000,000 shares of common stock, $0.00001 par value, of the Company (the “Shares”).

In connection with this matter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following: (1) Certificate of Incorporation of the Company; (2) By-Laws of the Company; and (3) the Registration Statement and all exhibits thereto;, as I have deemed necessary for the expression of the opinion herein contained.

Based upon the foregoing, it is our opinion that:

The shares to be registered as covered by the Registration Statement will be, when sold, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Respectfully submitted,

/s/ Bart and Associates, LLC

Bart and Associates, LLC